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          po~lte                  Policy Assessment Corporation
          I0LJC_'               14604 West 62nd Place
  ~____         __ ___            Denver, Colorado 80004
          _                    Office: (303) 467-3566 Fax: (303) 467-3576
                                  email: gbackus~boulder.earthnet.net
                                  Energy, Environmental and Economic Planning




                      FAX TRANSMITTAL SHEET




To: Rich Davis                Telephone:


From: George Backus       Reference: The Microsoft Curse


Date Sent: Jun 1, 002


Number of Total Pages: 6


Rich,

Sorry for the delay. I could not actually edit the file that you see on Word 7. (It looks fine in WORD 97.) Hence, I am faxing this to you. There really is the PSC cost problem of Paul Gribik having such a high value right now. He is the only person I know who brilliantly understands both the "gaming" issues and understands the details of the ISO/PX. I have searched years, close to world-wide, to find people like him. I can't even find anyone else who understands the gaming process. (Although,.your Tom Delaney can understand the concepts pretty well.) I know you find it hard to believe, but if your mind can handle what Paul throws at you, he is well worth the money on this topic.) Thus, we do need to be creative to make this happen. I do believe that the project would make money for you but I also understand that you have KNOW that it will before moving on to the much more significant $ of the project. Some possibilities come to mind; maybe you can think of others. Short of a seminar with Paul, would any written materials provide you confidence, for example, a document that went through a detailed "ganlp" scenario? I would think that something may have been written up for the ISO so that it could provide data to FERC. Or you, your Paul, and Tim (sorry but I forgot the
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woman's name (Valerie?) and I could find a CA ISO/PX "problem" of interest. I would take a shot at it in the language you need. We would then get Paul Gribik on a conference call to go over details where you needed more than my generic discussions. Third, we (my group) could provide a CIGMOD game for WSCC with your staff -- although that is already $50K for two days and still $20K if it is for a generic region. (I might be able to get you and some of your staff invited to the next WSCC CIGMOD 'game at BPA! Would that work?) Lastly, and here I am unclear of a specific proposal, can we think of a way to limit your first cost for the initial seminar with Paul Gribik, but compensate by a follow-on commitment (based on criteria) the recovers all the cost for Perot at a later (although relatively soon) date?

I am sympathetic with you that this is not a good foot to start off a business relationship, but (from being in the middle of all this) I still see Enron and Perot as a powerful and effective team to maximize Enron market value. Perot has been very professional, competent, and "human" with me and I would expect the same from them if they worked with you. I hope we can find a means to get this back on track.

Please contact me if you have any ideas or would like me to do some foot work or "check out a possibility." Even a strong generic statement to me from you of what you need from Perot and me to move forward, would help me grab the ball and run with it for you. (Remember, I am great at generic and can work without details! :-)

Thanks

George